UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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United States Lime & Minerals, Inc.

(Name of Registrant as Specified In Its Charter)

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United States Lime & Minerals, Inc.
5429 LBJ Freeway, Suite 230
Dallas, Texas 75240

April 3, 2008

Dear Shareholders:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders at 10:00 a.m. on Friday, May 2, 2008, at the Crowne Plaza Suites, 7800 Alpha Road, Dallas, Texas, 75240. Please refer to the back of this letter for directions. The meeting will be preceded by an informal reception starting at 9:30 a.m., at which you will have an opportunity to meet our directors and officers.

Enclosed with this letter is a Notice of the Annual Meeting, proxy statement, and proxy card. I urge you to complete, sign, date, and mail the enclosed proxy card at your earliest convenience. Regardless of the size of your holdings, it is important that your shares be represented. If you attend the meeting, you may withdraw your proxy and vote in person. You may also withdraw your proxy by submitting to us, prior to the meeting, a written notice of revocation.

I look forward to meeting and speaking with you at the meeting on May 2, 2008.

Sincerely,

Timothy W. Byrne
President and Chief Executive Officer

Enclosures

United States Lime & Minerals, Inc.

Directions to the 2008 Annual Meeting of Shareholders

Friday, May 2, 2008, at 10:00 a.m.

Crowne Plaza Suites
7800 Alpha Road
Dallas, Texas 75240

Directions from Dallas-Ft. Worth Airport:

•	Take the North exit from the airport

•	East on I-635 (Lyndon B. Johnson Freeway)

•	Exit at Coit Road, turning North (left) onto Coit

•	Turn left at first intersection onto Alpha Road

•	Hotel entrance is on the left before junction with Blossomheath Road

Directions from Downtown Dallas:

•	North on North Central Expressway (U.S. 75)

•	Exit at Coit Road (exit passes over U.S. 75 and joins Coit)

•	Continue North on Coit until you cross over I-635 (Lyndon B. Johnson Freeway)

•	Turn left at first intersection onto Alpha Road

•	Hotel entrance is on the left before junction with Blossomheath Road

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR 2008 ANNUAL MEETING OF SHAREHOLDERS To Be Held On May 2, 2008
INTRODUCTION
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
SHAREHOLDINGS OF COMPANY DIRECTORS AND EXECUTIVE OFFICERS
PROPOSAL: ELECTION OF DIRECTORS
NOMINEES FOR DIRECTOR
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
CORPORATE GOVERNANCE
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Summary Compensation Table
REPORT OF THE COMPENSATION COMMITTEE
COMPENSATION OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS
OTHER MATTERS

UNITED STATES LIME & MINERALS, INC.
5429 LBJ Freeway
Suite 230
Dallas, Texas 75240

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 2, 2008

To the Shareholders of
United States Lime & Minerals, Inc.:

Notice is hereby given that the 2008 Annual Meeting of Shareholders of United States Lime & Minerals, Inc., a Texas corporation (the “Company”), will be held on Friday, the 2nd day of May, 2008, at 10:00 a.m. local time, at the Crowne Plaza Suites, 7800 Alpha Road, Dallas, Texas 75240 (the “Annual Meeting”), for the following purposes:

1. To elect five directors to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified; and

2. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

Information regarding the matters to be acted upon at the Annual Meeting is contained in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 20, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A complete list of such shareholders will be available for inspection during usual business hours for ten days prior to the Annual Meeting at the office of the Company in Dallas, Texas.

All shareholders are cordially invited to attend the Annual Meeting. Shareholders are urged, whether or not they plan to attend the Annual Meeting, to complete, sign, and date the accompanying proxy card and to return it promptly in the postage-paid return envelope provided. A shareholder who has returned a proxy card may withdraw the proxy by sending the Company a written notice of revocation or by attending the Annual Meeting and voting in person.

By Order of the Board of Directors,

Timothy W. Byrne
President and Chief Executive Officer

Dallas, Texas
April 3, 2008

UNITED STATES LIME & MINERALS, INC.
5429 LBJ Freeway
Suite 230
Dallas, Texas 75240

PROXY STATEMENT
FOR
2008 ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 2, 2008

INTRODUCTION

The accompanying proxy card, mailed together with this proxy statement, is solicited by and on behalf of the Board of Directors of United States Lime & Minerals, Inc., a Texas corporation (the “company,” “we” or “our”), for use at our 2008 Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the accompanying Notice. The approximate date on which this proxy statement and the proxy card were first sent to our shareholders is April 3, 2008.

Shares of the our common stock, par value $0.10 per share, represented by valid proxy cards, duly signed, dated, and returned to us and not revoked, will be voted at the annual meeting in accordance with the directions given. In the absence of directions to the contrary, such shares will be voted:

FOR the election of the five nominees named in the proxy card to our Board of Directors.

If any other matter is properly brought before the annual meeting for action at the meeting, which is not currently anticipated, the persons designated to serve as proxies will vote on such matters in accordance with their best judgment.

Any shareholder returning a proxy card has a right to withdraw the proxy at any time before it is exercised by attending the annual meeting and voting in person or by giving written notice of such revocation to us addressed to Timothy W. Byrne, President and Chief Executive Officer, United States Lime & Minerals, Inc., 5429 LBJ Freeway, Suite 230, Dallas, Texas 75240; however, no such revocation will be effective unless such notice of revocation has been received by us at or prior to the annual meeting.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Only holders of record of our common stock at the close of business on March 20, 2008, the record date for the annual meeting, are entitled to notice of and to vote at the meeting or any adjournment thereof. The presence of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum. On the record date for the meeting, there were issued and outstanding 6,324,013 shares of common stock. At the meeting, each shareholder of record on March 20, 2008 will be entitled to one vote for each share registered in such shareholder’s name on the record date.

The following table sets forth, as of March 20, 2008, information with respect to shareholders known to us to be the beneficial owners of more than five percent of our issued and outstanding shares:

Name and Address	Number of Shares		Percent
of Beneficial Owner	Beneficially Owned		of Class

Inberdon Enterprises Ltd.	3,634,033	(2)	57.46%	(2)
1020-789 West Pender Street Vancouver, British Columbia Canada V6C 1H2(1)
Robert S. Beall	674,997	(2)	10.67%	(2)
5300 Miramar Lane Colleyville, Texas 76034
Brown Advisory Holdings, Incorporated	323,993	(3)	5.12%	(3)
901 South Bond Street, Suite 400 Baltimore, Maryland 21231

(1)	Inberdon Enterprises Ltd. (“Inberdon”) is principally engaged in the acquisition and holding of securities of aggregate producing companies located in North America. All of the outstanding shares of Inberdon are held, indirectly through a number of private companies, by Mr. George M. Doumet.

(2)	In the case of Inberdon, based on our records as of March 20, 2008 and includes 155,643 shares held by Credit Trust, S.A.L., an affiliate of Inberdon. In the case of Robert S. Beall, based on his Form 4 filed on October 9, 2006 reporting his beneficial ownership as of that date. Assuming Mr. Beall continued to own 674,997 shares on March 20, 2008, such shares would represent 10.67% of the class as of such date. Both Inberdon and Mr. Beall may be deemed “parents” of the company pursuant to SEC rules as a result of their share ownership.

(3)	In the case of Brown Advisory Holdings, Incorporated (“Brown Advisory”), based on its Schedule 13G filed as of December 31, 2007 reporting its beneficial ownership as of that date. Assuming Brown Advisory continued to own 323,993 shares on March 20, 2008, such shares would represent 5.12% of the class as of such date.

SHAREHOLDINGS OF COMPANY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth the number of shares beneficially owned, as of March 20, 2008, by all of our directors and named executive officers individually and all directors and executive officers as a group:

	Number of Shares		Percent
Name	Beneficially Owned(1)		of Class

Timothy W. Byrne	112,549	(2)(3)(4)	1.77%
Richard W. Cardin	9,233	(3)	(6)
Antoine M. Doumet	10,000	(3)(5)	(6)
Wallace G. Irmscher	14,848	(3)	(6)
Edward A. Odishaw	4,000	(3)	(6)
Johnney G. Bowers	16,052	(2)(3)	(6)
Billy R. Hughes	40,064	(2)(3)(4)	(6)
M. Michael Owens	15,841	(3)(4)	(6)
Russell W. Riggs	7,837	(3)(4)	(6)
All Directors and Executive Officers as a Group (10 persons)	231,924	(2)(3)(4)	3.62%

(1)	All shares are directly held with sole voting and dispositive power unless otherwise indicated.

(2)	Includes 6,845, 493, and 3,860 shares allocated to Messrs. Byrne, Bowers, and Hughes, respectively, under our 401(k) plan.

(3)	Includes the following shares subject to stock options exercisable within the next 60 days granted under our 1992 Stock Option Plan, as Amended and Restated (“1992 plan”), or our 2001 Long-Term Incentive Plan

(“2001 plan”): Mr. Byrne, 45,000; Mr. Cardin, 2,000; Mr. Doumet, 10,000; Mr. Irmscher, 2,000; Mr. Odishaw, 4,000; Mr. Bowers, 667; Mr. Hughes, 7,157; Mr. Owens, 6,500; and Mr. Riggs, 5,000.

(4)	Includes the following shares of restricted stock granted under our 2001 plan that were not vested as of March 20, 2008: Mr. Byrne, 7,500; Mr. Hughes, 250; Mr. Owens, 1,500; and Mr. Riggs, 2,500.

(5)	The named individual is the brother of Mr. George M. Doumet, who indirectly owns all of the outstanding shares of Inberdon.

(6)	Less than 1%.

PROPOSAL: ELECTION OF DIRECTORS

Five directors, constituting the entire Board of Directors, are to be elected at the annual meeting to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified. All of the nominees are currently directors.

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at the annual meeting. Our Restated Articles of Incorporation prohibit cumulative voting for the election of directors. All duly submitted and unrevoked proxy cards will be voted FOR the nominees selected by our Board except where authorization to so vote is withheld. Votes withheld and broker non-votes are not counted in the election of directors.

Our Board recommends that all shareholders vote “FOR” the election of all such nominees. If any nominee should become unavailable for election for any presently unforeseen reason, the persons designated to serve as proxies will have full discretion to vote for another person nominated by the Board.

NOMINEES FOR DIRECTOR

The five nominees for director are named below. Each has consented to serve as a director if elected. Set forth below is pertinent information with respect to each nominee:

Timothy W. Byrne

Mr. Byrne, age 50, rejoined us on December 8, 2000 as our President and Chief Executive Officer, positions he previously held during 1997 and 1998. Mr. Byrne has served as a director since 1991, and served in various positions, including Senior Vice President and Chief Financial Officer and Vice President of Finance and Administration, from 1990 to 1998. Prior to rejoining us in 2000, Mr. Byrne was President of Rainmaker Interactive, Inc., an Internet services and communications company focused on strategy, marketing, and technology.

Richard W. Cardin

Mr. Cardin, age 72, has served as a director since August 1998. He retired as a partner of Arthur Andersen LLP in 1995, having spent 37 years with that firm. He was Office Managing Partner with Arthur Andersen LLP in Nashville, Tennessee from 1980 until 1994. He is a member of the Board of Directors of Atmos Energy Corporation, a natural gas utility company, and was, until the corporation was sold in November 2006, a member of the board of directors of Intergraph Corporation, a global provider of spatial information management software and services.

Antoine M. Doumet

Mr. Doumet, age 48, has served as a director since July 1993, as Chairman of the Board since May 2005 and as Vice Chairman prior to May 2005. He is a private businessman and investor. From 1989 to 1995, he served as a director of MELEC, a French electrical engineering and contracting company. From 1988 to 1992, Mr. Doumet served as vice president and a director of Lebanon Chemicals Company. Mr. Doumet is the brother of Mr. George M. Doumet, who indirectly owns all of the outstanding shares of Inberdon.

Wallace G. Irmscher

Mr. Irmscher, age 85, has served as a director since July 1993. He was a senior executive with 44 years of diversified experience in the construction and construction materials industry. From 1995 to 2003, Mr. Irmscher served as a director of N-Viro International Corporation, a company involved in the recycling of industrial waste. He also serves as an advisory board member of U.S. Concrete, Inc., a producer of construction materials. He is past Chairman of the American Concrete Paving Association (ACPA) and is presently a board member of the National Ready Mix Concrete Association (NRMCA). Mr. Irmscher has performed consulting services for various companies in the cement, construction and environmental industries.

Edward A. Odishaw

Mr. Odishaw, age 72, has served as a director since July 1993, as Vice Chairman of the Board since May 2005 and as Chairman from July 1993 until May 2005. Mr. Odishaw is chairman of Austpro Energy Corporation, a public Canadian corporation. Between 1964 and 1999, he practiced law in Saskatchewan and British Columbia, Canada, with emphasis on commercial law, corporate mergers, acquisitions, and finance. Between 1992 and 1999, Mr. Odishaw was a barrister and solicitor with the law firm of Boughton Peterson Yang Anderson, located in Vancouver, Canada. From 1972 to 1992, Mr. Odishaw was a barrister and solicitor with the law firm of Swinton & Company, Vancouver, Canada. Mr. Odishaw holds directorships in numerous companies in Canada. Mr. Odishaw is a member in good standing of the Law Society of British Columbia and is a non-practicing member of the Law Society of Saskatchewan.

EXECUTIVE OFFICERS
WHO ARE NOT DIRECTORS

Billy R. Hughes

Mr. Hughes, age 69, joined us in June 1973 and served as Senior Vice President — Sales & Marketing from December 1998 to January 2008. Since February 2008, Mr. Hughes has been serving as Senior Vice President — Development. He has almost 35 years of experience in the lime and limestone industry. Mr. Hughes began his employment with us as a salesperson for the Arkansas Lime plant. In 1978, he was promoted to sales manager for Arkansas Lime. In 1983, Mr. Hughes was appointed Vice President — Sales and Marketing for both Arkansas Lime and Texas Lime.

M. Michael Owens

Mr. Owens, age 54, joined us in August 2002 as our Vice President and Chief Financial Officer, Secretary and Treasurer. He has over 30 years of financial and accounting experience. Prior to joining us, Mr. Owens was Vice President — Finance at Sunshine Mining and Refining Company, a silver mining company. Mr. Owens held various financial and accounting officer positions with Sunshine from 1983 to 2002.

Russell W. Riggs

Mr. Riggs, age 50, joined us in January 2006 as our Vice President — Production and was appointed an executive officer in February 2006. He has over 25 years of experience in the lime and limestone industry. During 2005, he acted as a consultant for various engineering companies, and also as a project manager for a specialty minerals based company. Prior to 2005, Mr. Riggs held various plant and operations management positions with Chemical Lime Company.

David P. Leymeister

Mr. Leymeister, age 53, joined us in January 2008 as our Vice President — Sales & Marketing and was appointed an executive officer in March 2008. He has over 30 years of sales experience, including 12 years in sales management. From January 2003 until he joined us, Mr. Leymeister was Vice President of Sales for Steelscape, a

coated sheet steel producer on the west coast. Prior to January 2003, he held various sales and sales management positions within Bethlehem Steel.

Johnney G. Bowers

Mr. Bowers, age 61, joined us in June 1997 and has served as Vice President — Manufacturing since that date. He has over 30 years of engineering and operating experience. From May 1991 until he joined us, Mr. Bowers served as Director of Engineering with Chemical Lime Company. Prior to May 1991, Mr. Bowers held various senior process engineering and project manager positions in the mining and processing industry.

CORPORATE GOVERNANCE

We have adopted corporate governance practices in accordance with the listing standards of the Nasdaq Global Market and commensurate with our size.

Our Board of Directors consists of five directors. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has determined that Messrs. Odishaw, Cardin, Doumet and Irmscher are independent within the meaning of Nasdaq rules. In making the determination that Mr. Doumet is independent, the Committee and the Board considered the fact that Mr. Doumet is the brother of Mr. George M. Doumet, who indirectly owns all of the outstanding shares of Inberdon. The fifth director is Mr. Byrne, our President and Chief Executive Officer.

The Board meets at least four times each year, and more frequently as required, and is responsible for supervising the management of the business and affairs of the company, including the development of our major policy and strategy. The Board has a standing Executive Committee, Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee.

During the year ended December 31, 2007, the Board held four meetings, the Executive Committee held no meetings, the Audit Committee held seven meetings, the Compensation Committee held one meeting, and the Nominating and Corporate Governance Committee held one meeting. During the year ended December 31, 2007, each director attended at least 75% of the aggregate of (a) the total number of meetings held by the Board and (b) the total number of meetings held by all committees on which he served. The Board has a policy encouraging each director to attend our annual meeting of shareholders, and all of our directors attended the 2007 annual meeting. The Board also has a policy that, in conjunction with each regularly scheduled meeting of the Board, the independent directors will meet in executive session.

Governance responsibilities are undertaken by the Board as a whole, with certain specific responsibilities delegated to the four committees as described below:

•	Our Executive Committee is composed of Messrs. Doumet (Chairman), Byrne and Odishaw. Within the policy and strategic direction provided by the Board, the Executive Committee may exercise all of the powers of the Board, except those required by law, regulation or Nasdaq listing standards to be exercised by the full Board, or another committee of the Board, and is required to report to the Board on all matters considered and actions taken since the last meeting of the full Board.

•	Our Nominating and Corporate Governance Committee (the “Nominating Committee”) is composed of Messrs. Doumet (Chairman), Cardin, Irmscher and Odishaw, each of whom is an independent director. The primary purposes of the Nominating Committee are to identify and recommend individuals to serve as members of the Board, to recommend to the Board the duties, responsibilities, and members of each committee, and to assist the Board with other matters to ensure effective corporate governance, including making independence and other determinations related to director qualifications. The Nominating Committee is responsible for establishing the Board’s procedures for consideration of director nominees from shareholders and the Board’s process for shareholder communications with directors. The Nominating Committee will consider qualified candidates for nomination for election to the Board recommended by our directors, officers and shareholders. In considering all such candidates, the Nominating Committee will take into account the candidate’s qualifications and the size, composition and needs of the Board, in the following areas of experience, judgment, expertise, and skills: our industries; accounting and finance; business judgment; management; leadership; business strategy; risk management; and corporate governance. All candidates should have a reputation for integrity, have experience in positions with a high degree of responsibility, be leaders in the companies, institutions, or professions with which they have been affiliated, and be capable of making a contribution to the company. Shareholders wishing to recommend a director candidate for consideration by the Nominating Committee should send all relevant information with respect to the individual to the chairman of the Committee in care of our Secretary. Shareholders and other interested persons who wish to contact our directors on other matters should contact our Secretary. Our Secretary, who may be contacted by mail at our corporate address or by e-mail at uslime@uslm.com, forwards communications to the director(s) as addressed in such communication. The Nominating Committee has adopted a written charter, which is available on our website located at www.uslm.com. The Nominating Committee reviews and assesses the adequacy of its charter on an annual basis.

•	Our Audit Committee is composed of Messrs. Cardin (Chairman), Irmscher and Odishaw. Upon recommendation of the Nominating Committee, our Board has determined that each member of the Audit Committee is independent and meets the other qualification standards set by law, regulation and applicable Nasdaq listing standards. Based on his past education, employment experience, and professional certification in public accounting, the Board has determined that Mr. Cardin qualifies as an audit committee financial expert as defined by the Securities and Exchange Commission. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm (“independent auditors”). The Audit Committee is also responsible for overseeing the administration of our Code of Business Conduct and Ethics, which is available on our website located at www.uslm.com; reviewing and approving all related-party transactions; and administering our procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting control and auditing matters and for the confidential anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, including our “whistleblower” procedures. Under our Code of Business Conduct and Ethics and our Audit Committee charter, we have written policies and procedures for the review and approval of related-party transactions. Proposed transactions with related persons and other transactions, arrangements or relationships involving a director or executive officer that may involve potential conflicts of interest are to be submitted in advance to the Audit Committee for its review and approval, with any involved director or executive officer playing no role in the investigation and consideration of the matter. In considering whether to approve any such related-party transaction, including with Inberdon or Mr. Beall or their affiliates, the Committee would consider whether the transaction was in the best interests of the company and all of its shareholders; whether the same or a similar transaction were available to the company from unrelated third parties on equal or better terms; and whether the terms of the related-party transaction were negotiated at arms’-length and were at least as favorable to the company as any other reasonably available transaction from another party. Advice from independent advisors, including formal fairness opinions, would be sought where appropriate. The Audit Committee has adopted a written charter, which is available on our website located at www.uslm.com. The Audit Committee reviews and assesses the adequacy of the charter on an annual basis. The Report of the Audit Committee is set forth below.

•	Our Compensation Committee is composed of three independent directors, Messrs. Odishaw (Chairman), Doumet and Irmscher. The Compensation Committee is responsible for the evaluation, approval, and administration of salary, incentive compensation, bonuses, benefit plans, and other forms of compensation for our officers and directors. The Compensation Committee is responsible for administering the 1992 plan and the 2001 plan. The Report of the Compensation Committee is included on page 13.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of three independent directors as defined under the applicable rules of the Nasdaq Global Market, Section 10A(m)(3) of the Securities Exchange Act of 1934, and the rules and regulations of the Securities and Exchange Commission (the “SEC”). The Committee oversees the company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the company’s independent registered public accounting firm (“independent auditors”). Management has primary responsibility for the company’s financial statements and reporting process, including the systems of internal control. Grant Thornton LLP, the company’s independent auditors, is responsible for performing an independent audit of the company’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion, based on its audit, as to the conformity of such financial statements with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has received from the independent auditors the written disclosures required by the pronouncements of the Independence Standards Board and discussed with them their independence from the company and its management. The Audit Committee has considered whether the independent auditors’ provision of non-audit services to the company is compatible with the auditors’ independence.

The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended, and the Board of Directors approved, the inclusion of the company’s audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors,

Richard W. Cardin, Chairman
Wallace G. Irmscher
Edward A. Odishaw

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

 The Compensation Committee of our Board of Directors has the responsibility for administering our executive compensation program. The Committee reviews and, as appropriate, makes recommendations to the full Board regarding the base salaries and annual cash bonuses for executive officers, and administers our 1992 plan and 2001 plan, including the grant of stock options and shares of restricted stock. Where appropriate, we have also entered into employment agreements with certain executive officers.

Compensation Philosophy and Objectives.  Our principal executive compensation policy, which is endorsed by the Committee, is to provide a compensation program that will attract, motivate and retain persons of high quality and will support a long-standing internal culture of loyalty and dedication to the interests of the company and our shareholders. In administering the executive compensation program, the Committee is mindful of the following principles and guidelines, which are supported by the full Board:

•	Base salaries for executive officers should be competitive.

•	A sufficient portion of annual compensation should be at risk in order to align the interests of executives with those of our shareholders.

•	The variable part of annual compensation should reflect both individual and corporate performance.

•	As a person’s level of responsibility increases, a greater portion of total compensation should be at risk and include more stock-based compensation to provide executives long-term incentives and help to align further the interests of executives and shareholders in the enhancement of shareholder value.

Our executive officers’ compensation currently has three primary components: base salary, annual cash bonuses and stock-based awards granted pursuant to our 2001 plan. In addition, executive officers receive certain benefits that are specifically provided for in their employment agreements or are generally available to all salaried employees. We do not have any defined benefit pension plans, nonqualified deferred compensation arrangements or supplemental retirement plans for our executive officers.

The Committee has not engaged an outside compensation consultant, but the company does have a subscription to a compensation benchmarking tool provided by Equilar, Inc. Although the Committee does not employ benchmarking, this tool allows comparison of the compensation of our executive officers with that of other comparable size non-durable manufacturing companies.

For each executive officer, the Committee determines the appropriate level for each compensation component based in part, but not exclusively, on its view of competitive market factors, internal equity and consistency, and other considerations deemed relevant, such as rewarding extraordinary performance. Our Chief Executive Officer provides the Committee with recommendations for executive officers other than himself, which the Committee reviews and approves as submitted or with revisions, if any. The Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation, or among different forms of non-cash compensation, and has not sought to formally benchmark our compensation against that of any other companies.

Base Salaries.  The Committee determines levels of our executive officers’ base salaries so as to be competitive with amounts paid to executives performing similar functions in comparable size non-durable manufacturing companies. The amount of each executive’s annual increase in base salary, if any, is based on a number of largely subjective factors, including changes in the individual’s duties and responsibilities, the personal performance of such executive officer, the performance of the company, cost-of-living increases, and such other factors as the Committee deems appropriate, including the individual’s overall mix between fixed and variable compensation and between cash and stock-based compensation. In the case of Messrs. Byrne, Hughes and Bowers, their base salaries cannot be below $250,000, $80,000 and $130,000, respectively, the minimums required by their respective employment agreements.

Salary increases for Messrs. Byrne, Hughes, Owens, Bowers and Riggs in 2007 were 5.45%, 2.92%, 3.85%, 1.94%, and 2.86%, respectively. Mr. Riggs began work with us in January 2006. Salary increases for Messrs. Byrne, Hughes, Owens, Bowers and Riggs effective in 2008 are 5.17%, 0%, 3.70%, 1.50% and 7.63%, respectively. In determining these increases, the primary factors considered were increases in the cost-of-living, the officers’ individual performances, the growth of the company and changes in their duties and responsibilities.

Annual Cash Bonuses.  Each of our executive officers is eligible to receive annual cash bonuses based on determinations made by the Committee. Except in the case of Mr. Byrne, we have not adopted a formal or informal annual bonus plan with preset criteria and targets. Rather, the determination to pay a cash bonus, if any, is made after the year end based on the Committee’s subjective judgment with respect to the past performance of the individual or on the individual’s attainment of nonquantified performance goals during the year. In either such case, the bonus may be based on the specific accomplishments of the individual or on the overall success of the company. In the case of Mr. Byrne, in addition to the possibility of a subjective cash bonus in the discretion of the Committee, Mr. Byrne’s employment agreement provides for an objective annual cash bonus based on our EBITDA (earnings before interest, taxes, depreciation, and amortization) compared to certain EBITDA levels set forth in Mr. Byrne’s agreement for each of 2006, 2007 and 2008, beginning at a bonus of $100,000 if EBITDA is $17,000,000 and increasing $50,000 for each $500,000 increase in EBITDA up to a maximum of the greater of $250,000 or his base salary at December 31 of the year in respect of which the EBITDA bonus is being paid if EBITDA exceeds $18,500,000.

Discretionary cash bonus awards are determined on an annual basis. These bonuses are paid after our earnings for the applicable year are released. Bonuses paid in 2008 for performance in 2007 are reflected on page 9 in the Summary Compensation Table. The discretionary bonuses were awarded based on the continued growth of the company, including increased production and sales, the performance of the company and each officer’s individual performance and accomplishments during 2007.

Stock-Based Awards.  The Committee also administers our 1992 plan and 2001 plan to provide stock-based incentives to our key employees, including executive officers. Grants of stock options, shares of restricted stock, and other possible stock-based compensation are based on each individual’s position within the company, level of responsibility, past performance, and expectation of future performance. In determining the number of stock-based awards to be granted to each executive officer, the Committee also considers the number of stock-based awards made in prior years to the executive officer.

Grants of stock-based awards to Mr. Byrne are made on the last business day of the calendar year as set forth in his employment agreement. Grants to other executive officers are made on or soon after the date that earnings for the preceding calendar year are released. The Committee also may make grants to executive officers at other times during the year in connection with new hires or promotions. The exercise price for stock options is set at the closing per share market price of our common stock on the date of grant.

Our stock-based compensation policies have been impacted by the implementation of SFAS 123(R). Generally, SFAS 123(R) requires all stock-based payments to employees, including grants of employee stock options and restricted stock, to be expensed based on their fair values over the vesting period. In December 2006, the Committee determined that the amount required to be expensed for stock options was significantly greater than the amount of benefit employees perceived they were receiving, especially in light of the increase in the price of our stock in recent years. Based on a review by the Committee and management of recent trends in executive compensation, the fact that stock options are comparatively more dilutive to earnings than restricted stock, as well as the effects of SFAS 123(R) noted above, the Committee decided to change the stock-based component of our executive officers’ compensation package to be weighted more heavily toward the granting of shares of restricted stock.

Since 2003, Mr. Byrnes’ employment agreement had provided for the grant to him of 30,000 options on the last business day of each calendar year. In December 2006, the Committee and Mr. Byrne agreed to amend his employment agreement, effective December 29, 2006, to provide for a combination of 7,500 options and 7,500 shares of restricted stock instead of the 30,000 options. The Committee determined the ratio of options and shares of restricted stock to be awarded based, in part, on the amount of estimated expense that the company would recognize if the previously required 30,000 options were granted. Options and shares of restricted stock awarded in 2007 are reflected on page 10 in the Grants of Plan-Based Awards table.

In February 2008, the Committee granted shares of restricted stock, and no options, to the other executive officers as follows:

Shares of
Name	Restricted Stock

M. Michael Owens	900
Russell W. Riggs	1,500
David P. Leymeister	1,500

Mr. Byrne’s options vest immediately. His shares of restricted stock vest in two semi-annual installments. The shares of restricted stock granted to the other executive officers in 2008 vest in three annual installments for Messrs. Owens and Riggs and five annual installments for Mr. Leymeister.

Tax Implications.  Internal Revenue Code Section 162(m) generally limits the corporate income tax deduction for compensation paid to certain named executive officers to $1 million per year, except for certain qualified and performance-based compensation. The Committee has not adopted a policy with regard to qualifying bonus awards for tax deductibility under Section 162(m) as it had no impact on the Company in previous years and only minimal impact in 2007. The Committee may consider whether to take steps to qualify its cash bonus and/or restricted stock awards in the future. Options granted under our 2001 plan are intended to constitute performance-based compensation not subject to the Section 162(m) limitation.

Summary Compensation Table

The following table sets forth the cash and non-cash compensation earned by our President and Chief Executive Officer, our Chief Financial Officer and our three other executive officers for 2007:

							Change in
							Pension
							Value and
							Non-
						Non-Equity	Qualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)	($)(4)	($)

Timothy W. Byrne	2007	290,000	175,000	226,125	80,100	290,000	—	40,843	1,102,068
President and Chief	2006	275,000	150,000		118,810	275,000	—	38,451	857,261
Executive Officer
Billy R. Hughes	2007	176,000	40,000	4,641	12,683	—	—	3,388	236,712
Senior Vice President — Sales	2006	167,114	40,000	—	16,366	—	—	3,370	226,850
& Marketing(5)
M. Michael Owens	2007	135,000	30,000	8,355	19,391	—	—	6,467	199,213
Vice President and	2006	129,083	30,000	—	18,365	—	—	4,972	182,420
Chief Financial Officer
Russell W. Riggs(6)	2007	144,000	40,000	13,924	30,775	—	—	3,767	232,466
Vice President —	2006	139,013	40,000	—	28,210	—	—	7,180	214,403
Production
Johnney G. Bowers	2007	157,300	—	—	4,224	—	—	5,650	167,174
Vice President —	2006	153,633	—	—	3,882	—	—	4,159	161,674
Manufacturing

(1)	Reflects discretionary bonuses earned in the year shown, and paid the following year.

(2)	Reflects the dollar amount of expense recognized for financial reporting purposes in the corresponding year with respect to restricted stock and stock option awards in accordance with FSAS 123(R) and, thus includes amounts from awards granted in and prior to 2007. The method and assumptions used to determine the amount of expense recognized for restricted stock and options is set forth in Note 7 to our consolidated financial statements included in our annual report on Form 10-K.

(3)	Mr. Byrne’s EBITDA bonus is for the year shown and paid in the following year.

(4)	Includes company contributions to our 401(k) plan, the value attributable to personal use of company-provided automobiles and, for Mr. Byrne, a $30,000 payment in lieu of our obligation to fund a life insurance or retirement arrangement and dues for a country club membership.

(5)	Mr. Hughes was appointed Senior Vice President — Development in February 2008.

(6)	Mr. Riggs joined us in January 2006.

Grants of Plan-Based Awards

The following table sets forth information with respect to restricted stock and stock option awards granted to the named executive officers during 2007:

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant
		Estimated Possible Payouts			Estimated Future Payouts			Number	Number of	or Base	Date Fair
		Under Non-Equity Incentive			Under Equity Incentive			of Shares	Securities	Price of	Value of
		Plan Awards			Plan Awards			of Stock	Underlying	Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards($)

Timothy W.	N/A	100,000	—	290,000	—	—	—	—	—	—	—
Byrne	12/31/07	—	—	—	—	—	—	7,500	—	—	227,625
	12/31/07	—	—	—	—	—	—	—	7,500	30.35	80,100
Billy R. Hughes	2/5/07	—	—	—	—	—	—	500	—	—	15,190
M. Michael Owens	2/5/07	—	—	—	—	—	—	900	—	—	27,342
Russell W. Riggs	2/5/07	—	—	—	—	—	—	1,500	—	—	45,570
Johnney G. Bowers	2/5/07	—	—	—	—	—	—	—	—	—	—

Option Exercises and Stock Vested

The following table sets forth information with respect to stock option awards exercised by, and stock awards vested for, the named executive officers during 2007:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)

Timothy W. Byrne	20,000	559,000	7,500	252,563
Billy R. Hughes	23,843	677,380	—	—
M. Michael Owens	4,500	120,735	—	—
Russell W. Riggs	—	—	—	—
Johnney G. Bowers	14,500	369,880	—	—

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised options and unvested shares of restricted stock held by the named executive officers as of December 31, 2007:

	Option Awards						Stock Awards
											Equity
										Equity	Incentive
										Incentive	Plan
										Plan	Awards:
				Equity						Awards:	Market or
				Incentive						Number	Payout
				Plan			Number			of	Value of
				Awards:			of		Market	Unearned	Unearned
				Number			Shares		Value of	Shares,	Shares,
	Number of	Number of		of			or Units		Shares or	Units or	Units or
	Securities	Securities		Securities			of Stock		Units of	Other	Other
	Underlying	Underlying		Underlying			That		Stock	Rights	Rights
	Unexercised	Unexercised		Unexercised	Option		Have		That Have	That	That Have
	Options	Options		Unearned	Exercise	Option	Not		Not	Have Not	Not
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)	($)

Timothy W. Byrne	30,000	—		—	26.47	12/30/15	7,500	(4)	227,625	—	—
	7,500	—			30.15	12/29/16
	7,500	—			30.35	12/31/17
Billy R. Hughes	3,157	—		—	8.56	1/30/14	500	(5)	15,175	—	—
	2,000	—			13.16	2/3/15
	1,000	1,000	(1)		27.98	2/2/16
M. Michael Owens	3,000	1,500	(2)	—	13.16	2/3/15	900	(6)	27,315	—	—
	1,000	2,000	(3)		27.98	2/2/16
Russell W. Riggs	2,500	5,000	(3)	—	27.98	2/2/16	1,500	(6)	45,525	—	—
Johnney G. Bowers	333	667	(3)	—	27.98	2/2/16	—		—	—	—

(1)	These options vested on February 2, 2008.

(2)	These options vested on February 3, 2008.

(3)	These options vested 50% on February 2, 2008 and will vest 50% on February 2, 2009.

(4)	These shares of restricted stock will vest 50% on June 30, 2008 and 50% on December 31, 2008.

(5)	These shares of restricted stock vested 50% on February 5, 2008 and will vest 50% on February 5, 2009.

(6)	These shares of restricted stock vested 33 1/3% on February 5, 2008 and will vest 33 1/3% on each of February 5, 2009 and February 5, 2010.

Equity Compensation Plan Information

The following table sets forth information with respect to our equity compensation plans as of December 31, 2007:

			Number of Shares
	Number of Shares to be Issued	Weighted Average Exercise	Remaining
	Upon Exercise of Outstanding	Price of Outstanding Options,	Available for
Plan Category	Options, Warrants and Rights	Warrants and Rights	Future Issuance

Equity compensation plans approved by security holders	134,573	$23.30	82,700
Equity compensation plans not approved by security holders	—	—	—

Total	134,573	$23.30	82,700

Employment Agreements

We have employment agreements with Messrs. Byrne, Hughes and Bowers. The agreements provide for a base salary to be reviewed annually. Mr. Byrne’s agreement provides him with an annual base salary of at least $250,000.

The agreements for Messrs. Hughes and Bowers provide each of them with an annual base salary of at least $80,000 and $130,000, respectively. The agreements for Messrs. Byrne, Hughes and Bowers also provide for a discretionary bonus to be determined by the Compensation Committee. In addition to the possibility of a discretionary bonus, Mr. Byrne is eligible to receive an objective bonus based on our earnings before interest, taxes, depreciation, and amortization (EBITDA) compared to certain levels set forth in his employment agreement, as discussed above. Mr. Byrne’s agreement also provides for grants of 7,500 options and 7,500 shares of restricted stock on the last business day of each year, an annual $30,000 contribution to fund a life insurance or retirement arrangement and a country club membership. The agreements also provide for use of a company car and reimbursement of business expenses as well as participation in our 401(k) plan and other benefit programs on the same basis as our other salaried employees.

As set forth in the table below, in the event of a change of control of the company, Mr. Byrne is entitled to severance payments equal to two times his then-current annual base salary, benefits and bonuses if he voluntarily terminates his employment within nine months following the change of control or we terminate his employment without cause within two years following the change of control. Mr. Byrne is entitled to severance payments equal to his then-current annual base salary, benefits and bonuses for one year if he is terminated without cause other than following a change of control. Unless he provides us with three months’ notice, Mr. Byrne is not entitled to any severance payments upon his voluntary termination; if he does provide us with such notice, he is entitled to severance equal to two months’ base salary. In the case of Mr. Bowers, his severance payment would be six months’ compensation. Mr. Hughes does not have a severance arrangement. Mr. Byrne’s and Mr. Hughes’ agreements contain certain post-termination covenants not to compete.

Mr. Hughes’ agreement expires February 1, 2009, and Mr. Bowers’ agreement has no expiration date. Mr. Byrne’s agreement expires on December 31, 2008, and is thereafter renewable for successive one-year periods, unless the agreement is terminated earlier by him or us. Pursuant to Mr. Byrne’s agreement, we have agreed to use our best efforts to cause Mr. Byrne to remain on the Board and to be appointed a member of the Executive Committee of the Board.

Potential Payments Upon Termination or Change of Control

Regardless of the manner in which an executive officer’s employment terminates, including upon death, disability or termination for cause, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	salary through the date of termination;

•	stock-based compensation in which he has vested; and

•	unused vacation pay.

In addition, Mr. Byrne may be entitled to a proportional EBITDA bonus for the year of termination if termination occurs in the second half of the year.

The following table summarizes the estimated severance payments to be made under each employment agreement, plan or arrangement which provides for payments to an executive officer at, following or in connection with a termination of employment due to voluntary resignation, involuntary termination without cause, death or disability or change in control:

			Involuntary
	Voluntary		Termination
	Termination		without		Termination
	without Change		Change in	Death or	with Change in
	in Control		Control	Disability	Control
Employee	($)		($)	($)	($)

Timothy W. Byrne
Severance(1)	—	(2)	755,000	—	1,510,000
Accelerated Vesting of Stock-Based Awards(3)	—		—	227,625	227,625
Billy R. Hughes
Severance(1)	—		—	—	—
Accelerated Vesting of Stock-Based Awards(3)	—		—	15,175	17,545
M. Michael Owens
Severance(1)	—		—	—	—
Accelerated Vesting of Stock-Based Awards(3)	—		—	27,315	57,840
Russell W. Riggs
Severance(1)	—		—	—	—
Accelerated Vesting of Stock-Based Awards(3)	—		—	45,525	57,375
Johnney G. Bowers
Severance(1)	—		78,650	—	78,650
Accelerated Vesting of Stock-Based Awards(3)	—		—	—	1,581

(1)	The estimated severance payments are based on base salaries at December 31, 2007 and, in the case of Mr. Byrne, his total cash bonus received for 2007. Does not include, in the case of Mr. Byrne, any proportional EBITDA bonus to which he may be entitled for the year of termination if termination occurs in the second half of the year.

(2)	Does not include severance payment of two months’ base salary to which Mr. Byrne would be entitled if he gave us three months’ notice.

(3)	The estimated value of accelerated vesting of stock-based awards is based on the nonvested options and shares of restricted stock held by each executive officer as of December 31, 2007 and the closing per share market price of our common stock on December 31, 2007.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement.

Compensation Committee

Edward A. Odishaw, Chairman
Antoine M. Doumet
Wallace G. Irmscher

COMPENSATION OF DIRECTORS

We use a combination of cash and stock-based awards to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties, as well as the skill-level required by us for members of our Board.

The following table sets forth the annual compensation for directors who are not also employees:

Annual Retainer	$15,000
Daily Meeting Fee	$1,000
Telephonic Meeting Fee	$500
Additional Annual Retainers:
Audit Committee Chairman	$12,000
Compensation Committee Chairman	$5,000

Non-employee directors are also granted annually, at their option, either 2,000 stock options or 700 shares of restricted stock under our 2001 plan on the date of our annual meeting of shareholders. The options are granted at the closing per share market price of our common stock on the date of grant and vest immediately. The shares of restricted stock vest six months following the date of grant.

The following table summarizes the compensation paid to non-employee directors during 2007:

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards(1)	Awards(1)	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Richard W. Cardin	40,000	23,065	—	—	—	—	63,065
Antoine M. Doumet	28,500	—	27,080	—	—	—	55,580
Wallace G. Irmscher	29,000	23,065	—	—	—	—	52,065
Edward A. Odishaw	32,500	23,065	—	—	—	—	55,565

(1)	Reflects the dollar amount of expense recognized for financial reporting purposes for 2007 with respect to restricted stock and stock option awards in accordance with FSAS 123(R). The method and assumptions used to determine the amount of expense recognized for restricted stock and options is set forth in Note 7 to our consolidated financial statements. As of December 31, 2007, each non-employee director had the following number of options outstanding: Mr. Cardin, 2,000; Mr. Doumet, 10,000; Mr. Irmscher, 2,000; and Mr. Odishaw, 4,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

On December 26, 2007, Mr. Odishaw filed a Form 4, reporting that on December 14, 2007 he sold 700 shares of common stock.

INDEPENDENT AUDITORS

Fees for professional services provided by our independent auditors, Grant Thornton LLP, for 2007 and 2006, in each of the following categories, were as follows:

	2007	2006

Audit	$209,975	$204,847
Audit-Related	32,674	20,624
Tax	—	—

Total	$242,649	$225,471

Audit Fees.  Fees for audit services include fees associated with our annual audits and the reviews of our quarterly reports on Form 10-Q.

Audit-Related Fees.  Audit-related fees principally include fees relating to an employee benefit plan audit and accounting consultations.

Tax Fees.  Grant Thornton did not provide any tax services in 2007 or 2006.

Representatives of Grant Thornton are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and be available to respond to appropriate questions.

The Audit Committee has adopted a pre-approval policy relating to the providing of services by our independent auditors. Under the Committee’s pre-approval procedures, all services to be provided by the auditors must be approved in advance by the Committee. The Committee has delegated to the chairman of the Committee the authority to approve such services up to $25,000 each in the case of either a change in the scope or cost of previously approved services, or an additional type of services that was not covered by a prior Committee approval. The Committee does not delegate any of its approval authority to management.

SHAREHOLDER PROPOSALS

Shareholder proposals submitted to us under SEC Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in our proxy statement for our 2008 Annual Meeting of Shareholders must be received by us at our office in Dallas, Texas, addressed to Timothy W. Byrne, President and Chief Executive Officer, not later than December 3, 2008. Such Rule 14a-8 shareholder proposals must comply with SEC rules.

We must receive notice of other matters, including non-Rule 14a-8 proposals, that shareholders may wish to raise at the 2009 Annual Meeting of Shareholders by February 16, 2009. If we do not receive timely notice of such other matters, the persons designated as proxies for such meeting will retain general discretionary authority to vote on such matters under SEC rules. Such notices should also be addressed to Mr. Byrne.

OTHER MATTERS

The Board does not intend to present any other matters at the annual meeting and knows of no other matters that will be presented. However, if any other matters properly come before the meeting, the persons designated as proxies on the enclosed proxy card intend to vote thereon in accordance with their best judgment.

The costs of solicitation of proxies for our annual meeting will be borne by us. Solicitation may be made by mail, personal interview, telephone, and/or facsimile by our officers and regular employees who will receive no additional compensation. We may specifically engage a firm to aid in our solicitation of proxies, for which services we would anticipate paying a standard reasonable fee plus out-of-pocket expenses. We will bear the reasonable expenses incurred by banks, brokerage firms, and other custodians, nominees, and fiduciaries in forwarding proxy materials to our beneficial owners.

UNITED STATES LIME & MINERALS, INC.

Timothy W. Byrne
President and Chief Executive Officer

Dallas, Texas
April 3, 2008

United States Lime & Minerals, Inc.

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Electronic Voting Instructions

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Annual Meeting Proxy Card

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☐ **Mark here to vote FOR all nominees**

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United States Lime & Minerals, Inc.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 000004
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Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 2, 2008.
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Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote FOR all the nominees listed. 1. Election of Directors: 01 — T. W. Byrne 02 — R. W. Cardin 03 — A. M. Doumet 04 — W. G. Irmscher 05 — E. A. Odishaw
Mark here to WITHHOLD For All EXCEPT — To withhold authority to vote for any FOR all nominees Mark here to vote vote from all nominees nominee(s), write the name(s) of such nominee(s) below. In their discretion, the proxies are authorized to vote upon such other business as may properly be brought before the Annual Meeting or any adjournment thereof. Non-Voting Items Change of Address — Please print new address below.
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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — United States Lime & Minerals, Inc.
Proxy Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Antoine M. Doumet and Timothy W. Byrne, and either of them, proxies, with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of UNITED STATES LIME & MINERALS, INC. standing in the name of the undersigned on March 20, 2008, at the Annual Meeting of Shareholders to be held on May 2, 2008, at the Crowne Plaza Suites, 7800 Alpha Road, Dallas, Texas 75240, and at any adjournment thereof, and especially to vote on the item of business specified below, as more fully described in the Notice of the Annual Meeting dated April 3, 2008, and the Proxy Statement accompanying the same, the receipt of which is hereby acknowledged.
You are encouraged to record your vote on the following item of business to be brought before the Annual Meeting, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign, date, and return this Proxy Card. Remember, you can revoke this Proxy Card and vote in person by attending the Annual Meeting, or by submitting to the Company prior to the Annual Meeting, a written notice of revocation.
YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.
(Continued and to be signed on reverse side.)